SCHEDULE 14A INFORMATION

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AVERY DENNISON CORPORATION

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AVERY DENNISON CORPORATION

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Avery Dennison Corporation 150 North Orange Grove Boulevard Pasadena, California 91103

Notice of Annual Meeting of Stockholders To be held April 22, 2004

To the Stockholders:

The Annual Meeting of Stockholders of Avery Dennison Corporation will be held at 150 North Orange Grove Boulevard, Pasadena, California, on Thursday, April 22, 2004, at 1:30 P.M. for the following purposes:

1. To elect four directors to hold office for a term of three years and until their successors are elected and have qualified; and

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on January 1, 2005; and

3. To consider and vote upon a proposal to reapprove the Senior Executive Leadership Compensation Plan; and

4. To consider and vote upon a proposal to reapprove the Executive Long-Term Incentive Plan; and

5. To transact such other business as may properly come before the meeting and any adjournments thereof.

In accordance with the Bylaws, the Board of Directors has fixed the close of business on Monday, February 23, 2004, as the record date for the determination of stockholders entitled to vote at the Annual Meeting and to receive notice thereof.

All stockholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Robert G. van Schoonenberg

Secretary

Pasadena, California

Dated: March 10, 2004

Whether or not you presently plan to attend the Annual Meeting, in order to ensure your representation please vote by telephone or by using the Internet as instructed on the enclosed proxy card, or complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope (which does not require postage if mailed in the United States). If you attend the meeting and wish to vote in person, your proxy will not be used.

AVERY DENNISON CORPORATION

150 North Orange Grove Boulevard

Pasadena, California 91103

PROXY STATEMENT

This proxy statement is furnished to the stockholders on behalf of the Board of Directors of Avery Dennison Corporation, a Delaware corporation (hereinafter called “Avery Dennison” or the “Company”), for solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Thursday, April 22, 2004, at 1:30 P.M. and at any and all adjournments thereof. A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. If you attend the meeting and wish to vote your shares in person, your proxy will not be used. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. Under the Company’s Bylaws and Delaware law: (1) shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum; (2) there is no cumulative voting and the director nominees receiving the highest number of votes, up to the number of directors to be elected, are elected and, accordingly, abstentions, broker non-votes and withholding of authority to vote will not affect the election of directors; and (3) proxies that reflect abstentions as to a particular proposal will be treated as voted for purposes of determining the approval of that proposal and will have the same effect as a vote against that proposal, while proxies that reflect broker non-votes will be treated as unvoted for purposes of determining approval of that proposal and will not be counted as votes for or against that proposal. The Company has retained D. F. King & Co., Inc. to assist in soliciting proxies for this meeting at a fee estimated at $10,000 plus out of pocket expenses. Expenses incident to the preparation and mailing of the notice of meeting, proxy statement and form of proxy are to be paid by the Company. This proxy statement is to be mailed to stockholders on or about March 10, 2004.

The purpose of the meeting and the matters to be acted upon are set forth in the foregoing attached Notice of Annual Meeting. In addition to the election of directors and ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company, two compensation plans will be submitted for reapproval by the Company’s stockholders: senior executive leadership compensation plan and executive long-term incentive plan. As of the date of this statement, management knows of no other business that will be presented for consideration at the meeting. However, if any such other business shall properly come before the meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the best judgment of the persons acting under said proxies. See “GENERAL — Stockholder Proposals” below.

ELECTION OF DIRECTORS (Proxy Item 1)

The Bylaws of the Company presently provide for eleven directors, divided into three classes. Four directors are to be elected at the 2004 Annual Meeting and will hold office until the Annual Meeting in 2007 and until their successors are elected and have qualified. It is intended that the persons so appointed in the enclosed proxy will, unless authority is withheld, vote for the election of the four nominees proposed by the Board of Directors, all of whom are presently directors of the Company. In voting for the election of directors, each share has one vote for each position to be filled. All of the nominees have consented to being named herein and to serve if elected. In the event that any of them should become unavailable prior to the Annual Meeting, the proxy may be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly.

The following information, which has been provided by the directors, shows for each of the nominees for election to the Board of Directors and for each director whose term continues, his or her name, age and principal occupation or employment during the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is or was carried on, the period during which such person has served as a director of the Company and the year in which each continuing director’s present term as director expires.

2004 NOMINEES

The Board of Directors recommends a vote FOR the nominees below.

Philip M. Neal, age 63. Since May 2000, Mr. Neal has served as Chairman and Chief Executive Officer of Avery Dennison Corporation, a global leader in pressure-sensitive technology. From May 1998 through April 2000, Mr. Neal served as President and Chief Executive Officer of Avery Dennison Corporation. From December 1990 through April 1998, Mr. Neal was President and Chief Operating Officer of Avery Dennison Corporation; prior to December 1990, he held various executive positions. He is also a director of Edwards Lifesciences Corporation, a cardiovascular disease treatment company. He has been a director of Avery Dennison Corporation since December 1990.

Frank V. Cahouet, age 71. Mr. Cahouet is a private investor. In December 1998, Mr. Cahouet retired as Chairman, President and Chief Executive Officer of Mellon Financial Corporation, a financial services company, a position that he had held since June 1987. From September 1986 through June 1987, Mr. Cahouet served as President of the Federal National Mortgage Association, a federally chartered, stockholder-owned corporation. He is also a director of Allegheny Technologies, Inc., a specialty materials company; Korn/Ferry International, an international executive search firm; Teledyne Technologies, Inc., an engineering and aerospace products company; and Saint-Gobain Corporation, a supplier of industrial materials. Mr. Cahouet has been a director of Avery Dennison Corporation since February 1983.

Peter W. Mullin, age 63. During the past five years, Mr. Mullin has been Chairman of Mullin Consulting, Inc., an executive compensation, benefit planning and corporate insurance consulting firm; prior to July 2003, Mr. Mullin also served as Chief Executive Officer of Mullin Consulting. He is also a director of Mrs. Fields Famous Brands, Inc., a fresh-baked products company. He has been a director of Avery Dennison Corporation since January 1988.

Bruce E. Karatz, age 58. Since October 1993, Mr. Karatz has been Chairman, President and Chief Executive Officer of KB Home, a home construction and mortgage finance company. From 1985 to September 1993, Mr. Karatz served as President and Chief Executive Officer of KB Home. He is also a director of Edison International, an electric utility company, and Honeywell International, Inc., a technology and manufacturing company. He has been a director of Avery Dennison Corporation since November 2001.

CONTINUING DIRECTORS

Charles D. Miller, age 76. Since February 1998, he has been Chairman of Nationwide Health Properties, Inc., a real estate investment trust. In May 2000, Mr. Miller retired as Chairman of Avery Dennison Corporation, a position he had held since May 1998. From November 1983 through April 1998, Mr. Miller was Chairman and Chief Executive Officer of Avery Dennison Corporation. Prior to 1983, he served as President and Chief Executive Officer. He has been a director of Avery Dennison Corporation since January 1975. His present term expires in 2005.

Richard M. Ferry, age 66. Mr. Ferry is a private investor. Since July 2001, Mr. Ferry has been Founder Chairman of Korn/Ferry International, an international executive search firm. In June 2001, Mr. Ferry retired as Chairman of Korn/Ferry International, a position he had held since May 1997, and in June 2002, he left the board. From May 1991 through May 1997, Mr. Ferry was Chairman and Chief Executive Officer of Korn/Ferry International. He is also a director of Dole Food Company, a producer and marketer of fresh produce and packaged foods; Mrs. Fields Famous Brands, Inc., a fresh-baked products company; and Pacific Life Corporation, an insurance, annuities, group employee benefits and investment company. He has been a director of Avery Dennison Corporation since December 1985. His present term expires in 2005.

Kent Kresa, age 65. Mr. Kresa is a private investor and business consultant. Since October 2003, Mr. Kresa has been Chairman Emeritus of Northrop Grumman Corporation, an aeronautics and defense systems manufacturer. In October 2003, Mr. Kresa retired as Chairman of Northrop Grumman Corporation, a position he had held since September 1990. From September 1990 to March 2003, he also served as Chairman and Chief Executive Officer of Northrop Grumman Corporation. He is also a director of Fluor Corporation, an engineering, procurement, construction, and maintenance services company and General Motors Corporation, an automotive manufacturer. He has been a director of Avery Dennison Corporation since February 1999. His present term expires in 2005.

Peter K. Barker, age 55. Mr. Barker is a private investor. From November 1982 until November 1998, Mr. Barker was a partner in Goldman Sachs & Company, an investment banking, securities and investment management firm. He is also a director of Ameron International Corporation, a manufacturer of concrete, pipe, protective coatings and construction products, and Stone Energy Corporation, an independent oil and gas exploration and development company. He has been a director of Avery Dennison Corporation since January 2003. His present term expires in 2005.

David E. I. Pyott, age 50. Since April 2001, Mr. Pyott has been Chairman, President and Chief Executive Officer of Allergan, Inc., a global healthcare company. From January 1998 through March 2001, he was President and Chief Executive Officer of Allergan, Inc. Prior to 1998, Mr. Pyott was with Switzerland-based Novartis AG, a worldwide healthcare company, serving as head of the Novartis Nutrition Division. He is also a director of Edwards Lifesciences Corporation, a cardiovascular disease treatment company. He has been a director of Avery Dennison Corporation since November 1999. His present term expires in 2006.

Dean A. Scarborough, age 48. Since May 2000, Mr. Scarborough has been President and Chief Operating Officer of Avery Dennison Corporation, a global leader in pressure-sensitive technology. From November 1999 through April 2000, Mr. Scarborough served the Company as Group Vice President, Fasson Roll Worldwide. From August 1997 through October 1999, Mr. Scarborough served as Group Vice President, Fasson Roll North America and Europe. Prior to August 1997, Mr. Scarborough held other executive positions with the Company. He has been a director of Avery Dennison Corporation since May 2000. His present term expires in 2006.

Julia A. Stewart, age 48. Since May 2002, Ms. Stewart has been Chief Executive Officer and President of IHOP, which owns, operates and franchises a restaurant chain. From December 2001 through May 2002, Ms. Stewart served as President and Chief Operating Officer of IHOP. Ms. Stewart was President of the Domestic Division of Applebee’s International, Inc., a restaurant chain, from 1998 until August 2001. Ms. Stewart is a director of IHOP. She has been a director of Avery Dennison Corporation since January 2003. Her present term expires in 2006.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of the Company’s common stock beneficially owned by each director of the Company and each of the executive officers named in the table on page 10, and the aggregate number of such shares beneficially owned by all directors and executive officers as of December 31, 2003.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Philip M. Neal	513,611	(3)	(2)
Charles D. Miller	614,865	(4)	(2)
Frank V. Cahouet	73,894	(6)	(2)
Richard M. Ferry	45,616	(5)(7)	(2)
Peter W. Mullin	48,085	(5)(8)	(2)
Kent Kresa	17,493	(9)	(2)
David E. I. Pyott	17,622	(10)	(2)
Dean A. Scarborough	204,603	(11)	(2)
Bruce E. Karatz	11,884	(12)	(2)
Julia A. Stewart	3,028	(13)	(2)
Peter K. Barker	3,700	(14)	(2)
Robert G. van Schoonenberg	112,635	(15)	(2)
Daniel R. O’Bryant	41,467	(16)	(2)
Robert M. Malchione	30,377	(17)	(2)
All Directors and Executive Officers as a Group (19 persons, including those named)	1,877,463	(18)	1.7%

(1)	Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and/or investment power with respect to such shares. Exercise prices for options on shares range from $15.28 to $68.31.

(2)	Less than 1%.

(3)	Includes 399,288 shares with respect to which Mr. Neal holds options exercisable within 60 days from December 31, 2003. Includes 109,317 shares held in trust in which Mr. Neal has sole voting and disposition power.

(4)	Includes 518,900 shares with respect to which Mr. Miller holds options exercisable within 60 days from December 31, 2003. Also includes 72,328 shares held in the Miller Family Trust, as to which Mr. Miller has sole authority to vote and to dispose of the shares. Also includes 4,920 shares held in the Candyman Trust and 4,920 shares held in the Mandycan Trust, as to which Mr. Miller, as co-trustee, shares the authority to vote and to dispose of the shares. Also includes 5,079 shares held by Mrs. Miller, as to which Mr. Miller disclaims beneficial ownership. Also includes 500 shares held by each of Mr. Miller’s two dependent daughters, as to which Mr. Miller disclaims beneficial ownership.

(5)	Includes 23,000 shares with respect to which each of Messrs. Ferry and Mullin holds options exercisable within 60 days from December 31, 2003.

(6)	Includes 27,000 shares with respect to which Mr. Cahouet holds options exercisable within 60 days from December 31, 2003. Includes 22,201 shares held in trust with respect to which Mr. Cahouet has sole voting and disposition power. Also includes 21,869 shares held in trust by Mrs. Cahouet, as to which Mr. Cahouet disclaims any beneficial ownership. Also includes 1,257 shares issuable under stock units designated for Mr. Cahouet under the Company’s Capital Accumulation Plan (“CAP”) trust. Also includes 1,452 stock units designated for Mr. Cahouet under the Director Deferred Equity Compensation Plan (“DDECP”).

(7)	Includes 1,300 shares issuable under stock units designated for Mr. Ferry under the CAP trust.

(8)	Includes 650 shares issuable under stock units designated for Mr. Mullin under the CAP trust.

(9)	Includes 12,000 shares with respect to which Mr. Kresa holds options exercisable within 60 days from December 31, 2003. Also includes 4,493 stock units designated for Mr. Kresa under DDECP.

(10)	Includes 12,000 shares with respect to which Mr. Pyott holds options exercisable within 60 days from December 31, 2003. Also includes 4,822 stock units designated for Mr. Pyott under DDECP.

(11)	Includes 169,379 shares with respect to which Mr. Scarborough holds options exercisable within 60 days from December 31, 2003. Also includes 118 shares held by Mrs. Scarborough, as to which Mr. Scarborough disclaims beneficial ownership, and 2,238 shares issuable under stock units designated for Mr. Scarborough under the CAP trust.

(12)	Includes 8,000 shares with respect to which Mr. Karatz holds options exercisable within 60 days from December 31, 2003. Also includes 2,484 stock units designated for Mr. Karatz under DDECP.

(13)	Includes 2,500 shares with respect to which Ms. Stewart holds options exercisable within 60 days from December 31, 2003. Also includes 328 stock units designated for Ms. Stewart under DDECP.

(14)	Includes 2,500 shares with respect to which Mr. Barker holds options exercisable within 60 days from December 31, 2003.

(15)	Includes 87,800 shares with respect to which Mr. van Schoonenberg holds options exercisable within 60 days from December 31, 2003.

(16)	Includes 33,500 shares with respect to which Mr. O’Bryant holds options exercisable within 60 days from December 31, 2003.

(17)	Includes 25,000 shares with respect to which Mr. Malchione holds options exercisable within 60 days from December 31, 2003.

(18)	Includes 1,455,843 shares with respect to which all executive officers and directors as a group hold options exercisable within 60 days from December 31, 2003.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

During 2003, there were seven meetings of the full Board of Directors and eleven meetings of committees of the Board. All of the Avery Dennison directors attended at least 75 percent of the aggregate number of meetings of the Board and meetings of Board committees of which they were members held during the time they served on the Board or Committee. The Company has a policy of encouraging directors to attend the Annual Meeting of Shareholders, and at the 2003 Annual Meeting all of the directors attended.

After review and discussion of the relevant facts and circumstances for each director, including any relationships with Avery Dennison, the Board of Directors has determined that the following directors (i) have no material relationships with Avery Dennison, and (ii) meet the Board’s categorical independence standards for directors (which are attached as Exhibit A), and therefore are independent based on the New York Stock Exchange (“NYSE”) listing standards: Peter K. Barker, Frank V. Cahouet, Richard M. Ferry, Bruce E. Karatz, Kent Kresa, David E.I. Pyott and Julia A. Stewart. These seven directors constitute a majority of the Board.

Corporate Governance

During the past year, the Board of Directors and Avery Dennison management have taken a number of steps to enhance and expand the Company’s corporate governance policies and procedures, and to comply with the Sarbanes-Oxley Act, as well as the revised New York Stock Exchange listing standards. We have added a corporate governance section on the Company’s website, which includes key information about our corporate governance. You can access this information by going to www.averydennison.com, selecting the “Investors” section to find our Corporate Governance Guidelines, Charters for the Audit, the Compensation and Executive Personnel, and the Nominating and Governance Committees, Code of Ethics and Business Conduct for Directors, Officers and Employees, Code of Ethics for the Chief Executive Officer and Senior Financial Officers, and the Audit Committee Complaint Procedures. The Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.

The Board has designated Frank V. Cahouet as presiding director, who presides at executive sessions of the Board. During 2003, the Board held two executive sessions with non-management directors only during regularly scheduled Board meetings. Stockholders and other interested parties may write to Mr. Cahouet concerning matters other than accounting and auditing matters c/o Secretary, Avery Dennison Corporation, 150 North Orange Grove Boulevard, Pasadena, California 91103. Stockholders may also write to Kent Kresa, Chairman of the Audit Committee, regarding accounting and auditing matters c/o Secretary at the same address.

Standing Committees of the Board of Directors

The Audit Committee, which is composed of the following independent directors: Kent Kresa (Chairman), Peter K. Barker, Bruce E. Karatz, and David E.I. Pyott, met three times during 2003. The Committee also held four teleconference reviews prior to the Company’s issuing its quarterly and annual news releases concerning financial results. The Audit Committee is appointed by the Board to assist the Board with its oversight responsibilities in monitoring (i) the integrity of the financial statements of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditors, and (iv) the compliance by the Company with legal and regulatory requirements. A copy of the Audit Committee Charter is attached as Exhibit B and is also available on the Company’s website. The Board has designated Mr. Barker as an “audit committee financial expert” (as that term is defined in Item 401(h) of Regulation S-K of the Securities Exchange Commission). The Board has determined that each of the members of the Audit Committee is “independent,” as that term is used in Schedule 14A, Item 7(d)(3)(iv) under the Securities Exchange Act of 1934, as amended.

The Compensation and Executive Personnel Committee, which is composed of the following independent directors: Frank V. Cahouet (Chairman), Richard M. Ferry and David E.I. Pyott, met four times during 2003. The Compensation and Executive Personnel Committee (“Committee”) is appointed by the Board to discharge the

Board’s responsibilities relating to compensation of the Company’s Directors and Chief Executive Officer (“CEO”) and other senior executive officers (“Senior Executives”). The Committee has overall responsibility for approving and evaluating compensation plans, policies and programs of the Company, as they affect the Directors, CEO and Senior Executives. In addition, the Committee will review plans and candidates for succession to CEO. The Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s annual proxy statement. A copy of the Committee’s Charter is available on the Company’s website.

The Ethics and Conflict of Interest Committee, which is composed of the following directors: David E.I. Pyott (Chairman), Bruce E. Karatz, Kent Kresa, Dean A. Scarborough and Julia A. Stewart, met once during 2003. The functions of the Ethics and Conflict of Interest Committee are to survey, monitor and provide counsel as to the business relationships, affiliations and financial transactions of directors, officers and key employees, as they may relate to possible conflicts of interest or to the Company’s Legal and Ethical Conduct Policy; monitor the Company’s compliance program; and report and make recommendations to the full Board in instances where it is believed that possible violations of Company policy could exist.

The Finance Committee, which is composed of the following directors: Frank V. Cahouet (Chairman), Peter K. Barker, Richard M. Ferry, Kent Kresa, Charles D. Miller, Peter W. Mullin, Philip M. Neal, Dean A. Scarborough, and Julia A. Stewart met once during 2003. The functions of the Finance Committee are to assist the Board in consideration of matters relating to the financial affairs and capital requirements of the Company; provide an overview of the financial planning and policies of the Company; and review proposed budgets, significant borrowings and changes in the financial structure of the Company.

The Nominating and Governance Committee, which is composed of the following independent directors: Richard M. Ferry (Chairman), Frank V. Cahouet and David E.I. Pyott met once during 2003. The Nominating and Governance Committee is appointed by the Board (i) to assist the Board by identifying individuals qualified to become Board members consistent with criteria approved by the Board, and to recommend to the Board the director nominees for the next annual meeting of shareholders, as well as between annual meetings when appropriate; (ii) to review and recommend to the Board, the Company’s Corporate Governance Guidelines; (iii) to oversee the evaluations of the Board and management (related to corporate governance); and (iv) to recommend to the Board director nominees for each committee. A copy of the Committee’s Charter is available on the Company’s website. The Committee has a process under which all director candidates are evaluated. The Committee uses certain criteria in evaluating any candidate’s capabilities to serve as a member of the Board including: attendance, independence, number of other board directorships, time commitments, education, conflict of interest, senior management experience with a multinational business or other organization with the size, scope, and complexity of the Company, as well as an ability and desire to contribute to the oversight and governance of the Company and to represent the balanced interests of stockholders as a whole, rather than those of special interest groups. Further, the Committee reviews the qualifications of any candidate with those of current directors to determine coverage and gaps in experience in related industries and in functional areas, such as finance, manufacturing, technology, and investing. Sources for identifying potential nominees include members of the Committee, other Board members, executive officers of the Company, third party search firms, and stockholders. Stockholders desiring to make recommendations concerning new directors should submit the candidate’s name, together with biographical information and professional experience, and the candidate’s written consent to nomination c/o Secretary, Nominating and Governance Committee of the Board of Directors, Avery Dennison Corporation, 150 North Orange Grove Boulevard, Pasadena, California 91103. Stockholders wishing to nominate new directors for election at an annual meeting must comply with the requirements described under the heading “GENERAL — Stockholder Proposals” on page 30.

The Strategic Planning Committee, which is composed of all of the directors with Philip M. Neal as Chairman, met once during 2003. The functions of the Strategic Planning Committee are to review the Company’s long-term strategic plan, objectives, programs, and proposed acquisition candidates and divestitures; review steps being taken to improve shareholder value; and make recommendations to the Board of Directors on any of these matters.

The Executive Committee, which is composed of the following directors: Charles D. Miller (Chairman), Frank V. Cahouet, Richard M. Ferry, Peter Mullin, and Philip M. Neal, did not meet during 2003. The function of the Executive Committee is to act on an interim basis for the full Board and to report all such actions to the Board for ratification at its next meeting.

Each director who is not an officer of the Company is paid an annual retainer fee of $55,000 and attendance fees of $1,500 per Board meeting attended, and $1,600 per committee meeting attended as Chairman of the committee or $1,200 per committee meeting attended as a member of the committee. The Chairmen of the Audit and the Compensation and Executive Personnel Committees are each also paid an annual retainer fee of $5,500, and the Chairmen of the Finance, the Nominating and Governance and the Ethics and Conflict of Interest Committees are each paid an annual retainer fee of $3,000. Committee members are also paid $1,200 for teleconferences. Under the directors deferred compensation plans, fees, which are deferred either accrue interest at a fixed rate based on the 120-month rolling average of ten-year U.S. Treasury Notes (plus, if the director ceases to be a director by reason of death, disability or normal retirement, 25 percent of such rate per annum), or accrue at the actual rate of return (less an administrative fee) of certain investment funds managed by an insurance company. Benefits payable by the Company under this plan are secured with assets placed in an irrevocable trust. Under the directors deferred equity compensation program, directors have been able to defer fees into stock units, which will be paid out in shares of Company stock at retirement. The Company provided Mr. Miller, as retired Chairman, office space, administrative assistance and paid for financial counseling services, medical insurance, and fees for two local clubs. The Company has a matching gift program under which the Company will match an amount of up to $5,000 that a director gives to the United Way, and the Company will also match an amount of up to $5,000 given to educational institutions. Each non-employee director received an award of 200 shares of the Company’s common stock on April 24, 2003. Sidney R. Petersen, who retired from the Board in April 2003, received 2,200 shares of the Company’s common stock at the time of his retirement.

Through November 2002, non-employee directors received service credit in a retirement plan, under which individuals who served on the Board at that time are entitled to receive an annual benefit from the Company on their retirement from the Board in an amount equal to the annual director retainer fee plus 12 times the regular meeting fee, as such fees were in effect as of November 30, 2002, payable to the director (or to the director’s surviving spouse) for the number of full or partial years that the director had served on the Board as of the end of 2002. As of December 31, 2002, there has been no further crediting of Board service, and the benefits under this plan have been frozen; directors, joining the Board after December 31, 2002, do not participate in the plan.

Non-employee directors participate in the Director Equity Pan (“Director Equity Plan”), which provides for each non-employee director to receive a stock option grant with respect to 5,000 shares upon joining the Board of Directors, and automatic annual grants of 2,000 shares thereafter to each non-employee director. In December 2003, options to purchase a total of 18,000 shares (2,000 options for each non-employee director) of Company common stock were granted to the non-employee directors eligible to receive grants under such plan. The option price for each such option granted is 100 percent of the fair market value of Company common stock on the date of grant. All options granted have a term of ten years, and become exercisable in two cumulative installments of 50 percent of the number of shares with respect to which the option was initially granted on each of the first and second anniversaries of the grant date, except that all options held by a director, which are unexercisable on the date the director retires at or after age 72, will become fully exercisable on the date of such retirement. Under the CAP, eligible non-employee directors have the opportunity to defer until retirement the receipt of gain realized on exercise of certain stock options.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

The following table and accompanying notes show for the Chairman and Chief Executive Officer and the other four most highly compensated executive officers of the Company for 2003, the compensation paid by the Company to such persons for services in all capacities during 2003 and the preceding two fiscal years.

SUMMARY COMPENSATION TABLE

	Year					Long-Term Compensation
		Annual Compensation				Awards		Payouts
Name and Principal Position		Salary ($)(1)	Bonus ($)(1)	Other Annual Compensation ($)(2)		Restricted Stock Award(s) ($)	Securities Underlying Options (#)	LTIP Payouts ($)(3)	All Other Compensation ($)(4)
Philip M. Neal Chairman and Chief Executive Officer	2003 2002 2001	$993,125 935,000 871,667	$500,000 1,300,000 500,000		$52,446 — —	— — —	150,000 150,000 220,000	$656,000 — 1,320,000	$44,789 68,418 93,713

Dean A. Scarborough President and Chief Operating Officer	2003 2002 2001	$603,125 563,333 526,667	$270,000 700,000 200,000		$57,491 97,222 118,732	— — —	55,000 55,000 85,000	$395,000 — 568,200	$22,836 21,956 27,800

Robert G. van Schoonenberg Executive Vice President, General Counsel and Secretary	2003 2002 2001	$473,621 454,666 421,667	$230,000 475,000 181,200		— — —	— — —	38,950 35,000 46,750	$318,000 — 616,000	$19,851 30,175 22,306

Daniel R. O’Bryant Senior Vice President, Finance and Chief Financial Officers	2003 2002 2001	$408,458 378,666 359,333	$160,000 351,000 117,500	$	— 63,430 66,091	— — —	33,250 25,000 56,500	$265,000 — 87,500	$14,852 13,958 11,445

Robert M. Malchione Senior Vice President, Corporate Strategy and Technology	2003 2002 2001	$402,892 385,333 363,333	$152,300 357,000 131,300	$	— — 55,955	— — —	33,250 75,000 44,150	$270,000 — —	$15,441 14,325 13,492

(1)	Amounts shown include amounts earned, but deferred at the election of these officers under the Company’s deferred compensation plans and Employee Savings Plan, a qualified defined contribution plan under Section 401(k) of the Internal Revenue Code (“Code”).

(2)	Amount paid to Mr. Neal includes $20,000 for financial consulting and $16,578 for car lease; amount paid to Mr. Scarborough includes $18,000 for mortgage differential payments related to relocation expenses and $17,288 for car lease.

(3)	Amounts for 2003 and 2001 consist of cash payments under the Company’s Executive Long-Term Incentive Plan (“LTIP”) for the cycles completed on December 31, 2002 and December 31, 2000, respectively.

(4)	Amounts consist of (i) Company contributions to deferred compensation plans and Company contributions to the Company’s Employee Savings Plan, a 401(k) plan (“Savings Plan”); and (ii) interest earned on deferred compensation accounts above 120% of the applicable federal rate (“above market interest”) for Mr. Neal and Mr. van Schoonenberg. These amounts for 2003 are $42,923 and $1,866, respectively, for Mr. Neal; $22,836 for Mr. Scarborough; $19,020 and $831, respectively, for Mr. van Schoonenberg, $14,852 for Mr. O’Bryant; and $15,441 for Mr. Malchione.

Option Grants

The following table shows information regarding options granted in 2003 to each of the named executive officers under the Employee Stock Option and Incentive Plan (the “Employee Plan”).

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)(1)(2)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value ($)(3)
Philip M. Neal	150,000	10.1%	$55.55	12/4/2013	$1,647,500
Dean A. Scarborough	55,000	3.7	55.55	12/4/2013	603,900
Robert G. van Schoonenberg	38,950	2.6	55.55	12/4/2013	427,671
Daniel R. O’Bryant	33,250	2.2	55.55	12/4/2013	365,085
Robert M. Malchione	33,250	2.2	55.55	12/4/2013	365,085

(1)	Non-qualified stock options were granted at fair market value for a term of ten years under the Employee Plan. The options vest nine years and nine months from the date of grant, but are eligible for accelerated vesting, beginning three years from the date of grant, if the Company meets a return on total capital test, which measures the Company’s return on total capital against that of a specified group of other companies approved by the Compensation and Executive Personnel Committee. Alternatively, options, granted to LTIP participants retiring under the Company’s retirement plan, who have at least 10 years service and have a combination of age and service with the Company of 75 or more, will vest as the date of termination of employment, provided that the performance test (referred to above) has been met for the fiscal year ending prior to retirement.

(2)	The Compensation and Executive Personnel Committee may accelerate the time at which an option becomes exercisable, and in the event of a “change of control” of the Company (as defined in the option agreement) options become immediately exercisable.

(3)	Option grant date values were determined using a Black-Scholes option-pricing model adapted for use in valuing executive stock options. In determining the Black-Scholes value, the following underlying assumptions were used: (i) stock price volatility is measured as the standard deviation of the Company’s stock price over the three years prior to grant (.2310); (ii) dividend yield is measured as the cumulative dividends paid the last twelve months as a percentage of the twelve-month average of the month-end closing prices (for the month in which the dividend was declared) prior to grant of the option (2.5%); (iii) the risk-free rate of return represents the weekly average of the ten-year Treasury bond rates for the 52 weeks immediately preceding the grant date of the options (3.91%); (iv) average period from date of grant to exercise of options (7 years); and (v) vesting restrictions are reflected by reducing the value of the option determined by the Black-Scholes model by 5% for each full year of vesting restrictions, assuming that exercisability of the options were accelerated to the fifth anniversary of the option grant date as a result of meeting the performance condition described in footnote (1) as of that date (i.e., 25%). In the event that the performance condition described in footnote (1) is met later than the fifth anniversary of the grant date, or is not met during the term of the options, the grant date present value of the options would be lower. In the event that such performance condition is not met at all and the options become exercisable nine years and nine months after the options are granted, the grant date present value of the options would be $1,345,500, for Mr. Neal; $493,350, for Mr. Scarborough; $349,382, for Mr. van Schoonenberg, $298,253, for Mr. O’Bryant, and $298,253, for Mr. Malchione. The Black-Scholes option pricing model calculates a cash equivalent value for an option on the date of grant. The Company’s use of such model is not intended to forecast any future appreciation in the price of the Company’s stock. In addition, no gain to the optionees is possible without appreciation in the price of the Company’s common stock, which will benefit all stockholders. If the market price of the stock does not exceed the exercise price of the options at some time after the options become exercisable or if they terminate unvested or unexercised, the value of the options will ultimately be zero.

EQUITY COMPENSATION PLAN INFORMATION

as of December 31, 2003

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	181,000 2,666,184	$ $	45.84 50.48	289,000 2,953,312

Equity compensation plans not approved by security holders (2)	5,104,688		$54.04	none

Total	7,951,872		$52.66	3,242,312

(1)	There are two plans: the Company’s Director Equity Plan and the Employee Plan, respectively. Only stock options have been issued.

(2)	The 1996 Stock Incentive Plan (“Stock Incentive Plan”) was amended and restated in December of 2002, to provide that no future stock options or other awards will be made after December 6, 2002, and options that have been granted may not be repriced (note that no previously granted options have ever been repriced).

(3)	In general, the material features of the Stock Incentive Plan are similar to those in the Employee Plan, which was approved by the stockholders in April 2003. The Stock Incentive Plan was adopted by the Board in December 1996 and provided for grants of stock options, stock payments and other awards; however, only stock options, and stock payments issued in exchange for cash compensation at fair market value, were awarded. Options were granted at 100 percent of fair market value on the grant date. Of the 5,104,688 options outstanding, 2,664,532 were exercisable as of December 31, 2003. The shares available under this Plan upon exercise of stock options or issuance of stock payments, may be either previously unissued shares, issued shares which have been repurchased by the Company as treasury shares, or former treasury shares held in a grantor trust. This Plan provides for appropriate adjustments in the number and kind of shares subject to this Plan and to outstanding grants thereunder in the event of a stock split, stock dividend or certain other types of recapitalizations.

Options granted under the Stock Incentive Plan were nonqualified stock options (“NQSO’s”) and generally become exercisable in equal installments over four years after the grant date, except that for employees, who participate in the LTIP, options vest in nine years and nine months subject to accelerated vesting after three years, if the Company meets certain performance requirements. NQSO’s were granted for a term of ten years. Under the Director Equity Plan, stock payments are authorized in the form of stock units as part of a deferred compensation arrangement instead of receiving fees or retainers, that would otherwise be payable to a director in cash; dividend equivalents are credited in the form of stock units to the accounts of directors who participate in the DDECP, which represent the value of the dividends per share paid by the Company, calculated with reference to the number of stock units held by each director.

Options and other rights granted under the Employee Plan provide that in the event of a “change of control” of the Company (as defined in the Plan or in an award agreement) all previously unexercisable options and rights become immediately exercisable. This Plan provides that the period of exercisability, following retirement, for options is (i) the full term of the option for the Chief Executive Officer and Chief Operating Officer; (ii) the lesser of five years or the full term of the option for options granted to participants in the LTIP or any successor plan; and (iii) the lesser of three years or the full term of the option for all other optionees.

Option Exercises and Fiscal Year-End Values

The following table shows for each of the named executive officers the shares acquired on exercise of options during 2003, the difference between the option exercise price and the market value of the underlying shares on the date of such exercise, and (as to outstanding options at December 31, 2003) the number of unexercised options and the aggregate unrealized appreciation on “in-the-money,” unexercised options held at such date.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)	Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(2)
Name			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Philip M. Neal	—	—	399,288/570,000	$7,171,548/419,185
Dean A. Scarborough	17,476	$584,367	169,379/240,000	2,316,267/206,649
Robert G. van Schoonenberg	—	—	87,800/132,450	1,026,951/98,894
Daniel R. O’Bryant	—	—	33,500/106,250	264,280/85,548
Robert A. Malchione	—	—	25,000/186,550	258,093/337,156

(1)	Market value of the common stock at the exercise date minus the exercise price of the options exercised. Amounts in this column represent the value realized by the named executive upon the exercise of stock options granted in prior years. All options had exercise prices equal to the market price of the Company’s stock on the date the options were granted, and vested on the basis of the executive’s continued employment with the Company. Thus, the amount realized upon exercise of the options resulted directly from appreciation in the Company’s stock price during the executives’ tenure with the Company.

(2)	Market value of the common stock at December 31, 2003, minus the exercise price of “in-the-money” options.

Long-Term Incentive Plan Awards

Under the LTIP, key executives recommended by the Company’s Chief Executive Officer and designated by the Compensation and Executive Personnel Committee of the Board of Directors (the “Committee”) are eligible to earn a deferred cash incentive award based on the financial performance of the Company and, in some cases, its business units. Participants in the LTIP are eligible to earn a deferred cash incentive award after the end of each performance cycle, which cycles generally begin every other year. The current three-year cycle commenced in 2002 (2002-2004), and future cycles will commence every other year (e.g., 2004 and 2006). Cash payments made in 2003 under the LTIP for the performance cycle ended in 2002 are set forth in the table on page 10. No deferred cash incentive awards were made under the LTIP in 2003.

Retirement Plan

The Company provides retirement benefits for employees under the Retirement Plan for Employees of Avery Dennison Corporation (the “Retirement Plan”) and the Benefit Restoration Plan (the “BRP”) described below. Benefits under the Retirement Plan are based on compensation and are calculated separately for each year of service using the formula 1.25 percent times compensation up to the breakpoint (currently $39,444, which is the average of the Social Security wage bases for the preceding 35 years) plus 1.75 percent times compensation in excess of the breakpoint. The results of the calculation for each year of service are added together to determine the annual single life annuity Retirement Plan benefit for an employee at normal retirement (age 65). The benefit is not subject to reductions for Social Security payments or other offsets.

Amounts payable under the Retirement Plan may be reduced in accordance with certain Code provisions which, as applied to plan years beginning on or after December 1, 1994, limited the amount of compensation used to determine annual benefit accruals under the Retirement Plan to the first $200,000 of covered compensation and which limited the annual pension benefit payable under the Retirement Plan to $160,000. The Company established the BRP in December 1994 to provide for the payment of supplemental retirement benefits to eligible employees, including each of the individuals listed in the table on page 10, whose Retirement Plan benefits are limited under the foregoing Code provisions. The BRP is an unfunded excess benefit plan, which is administered by the Company. Benefits are payable under the BRP in amounts equal to the amount by which a participant’s benefits otherwise payable under the Retirement Plan, with respect to periods from and after December 1, 1994, are reduced under the applicable provisions of the Code.

Compensation covered by the Retirement Plan includes both salary and bonus amounts, less amounts deferred at the election of employees under the Company’s deferred compensation plans and the Company’s Employee Savings Plan. However, the BRP covers compensation without deduction of amounts deferred under such plans. Hence the retirement benefits payable to each of the individuals listed in the table on page 10 under the Retirement Plan and the BRP, taken together, will be based (for each year of service from and after December 1, 1994) on the sum of the salary and bonus amounts (including all deferred amounts), earned in each such year. The estimated annual benefits payable to each of these individuals at normal retirement are $366,364 for Mr. Neal, $425,552 for Mr. Scarborough, $232,906 for Mr. van Schoonenberg, $270,165 for Mr. O’Bryant and $231,644 for Mr. Malchione, respectively. These estimated benefits do not include any assumption for annual increases in compensation.

The Supplemental Executive Retirement Plan (the “SERP”), adopted in 1983, is designed to provide its participants with additional incentives to further the Company’s growth and development and as an inducement to remain in its service. Participants designated by the Committee of the Board of Directors are offered benefits under this plan to supplement those to which they may be entitled at the time of their retirement. The Committee has designated Mr. Neal as a participant in this plan. Mr. Neal’s benefits will commence upon his retirement at a benefit level which, when added to the benefits to which he will be entitled from the Retirement Plan, the BRP and the SHARE Plan at the time of his retirement, Company contributions to the Employee Savings Plan and Social Security, will equal 62.5 percent of his final average compensation (average of his annual salary plus annual bonus for the last three years of employment). Assuming benefits commence in 2005, Mr. Neal’s estimated annual retirement benefit under the SERP would be $581,168. Survivor and disability benefits are also payable under the SERP under certain circumstances. Benefits payable under the SERP are secured with assets placed in an irrevocable trust. The cost of benefits payable under the SERP will be recovered from the proceeds of life insurance purchased by the Company, if assumptions made as to life expectancy, policy dividends, and other factors are realized.

Other Information

On April 15, 1997, the Company entered into an agreement with Mr. Neal, which agreement was amended on May 1, 2000 to reflect his promotion to Chairman and Chief Executive Officer, providing that, if his employment is terminated for any reason other than for death, disability, cause or voluntary resignation without good reason (as such terms are defined in the agreement), he (i) will receive a payment equivalent to a pro-rated annual bonus for the year of termination; salary and bonus (based on his highest combined annual base salary plus bonus in any of the three previous years) for three years or until he reaches age 65 (the “severance period”); and additional retirement and supplemental retirement benefits which would have accrued during the severance period; (ii) will continue to participate in welfare benefit plans (such as medical, dental, and life insurance) for three years (but reduced to the extent such benefits are provided by another employer); (iii) will receive three additional years of age and service credit under the Company’s deferred compensation plans; (iv) will receive payments under the LTIP for performance cycles which commence during the severance period; and (v) his unvested stock options will be vested. Upon any such termination, Mr. Neal will be entitled to purchase the Company automobile, if any, then being provided for his use at its depreciated book value, and to have assigned to him at no cost (although Mr. Neal must reimburse the Company for the cash value of the policy, if any) and with no apportionment of prepaid premiums, any assignable insurance policy then owned by the Company specifically relating to him. If such termination occurs after a change of control, the Company will pay for outplacement services not to exceed $50,000. Amounts to which Mr. Neal would be entitled under the agreement are reduced to the extent of any compensation which he earns from any new employment or services performed during the severance period. Mr. Neal will be reimbursed for any excise taxes that are imposed under Section 4999 of the Code.

On August 1, 1997, the Company entered into an agreement with Mr. Scarborough, which was amended on May 1, 2000, to reflect his promotion to President and Chief Operating Officer. On September 1, 2000, the Company entered into an agreement with Mr. Malchione, and on January 2, 2001, the Company entered into an agreement with Mr. O’Bryant. These agreements are substantially the same as Mr. Neal’s described above, except (i) the severance period following termination is one year before a change of control and three years after a change of control; (ii) coverage under welfare benefit plans and additional age and service credit under the Company’s deferred compensation plans following termination is one year before a change of control and three years (or the minimum age and service credit required for early retirement benefits and the retirement interest rate) after a change of control; and (iii) there are no comparable provisions in these agreements relating to payments under the LTIP or assumption of insurance policies. On March 16, 1996, the Company entered into an agreement with Mr. van Schoonenberg providing that, if his employment with the Company is terminated for any reason other than for death, disability, cause, or voluntary resignation without good reason (as such terms are defined in the agreement), he will receive a payment equivalent to two years salary and bonus, continue to participate in benefit and incentive plans for a two-year period, his unvested options will be vested, and he will receive the minimum age and service credit required for early retirement eligibility and other purposes; in the event of such termination within two years of a change of control, he will receive a payment equal to three times salary and bonus, payment for LTIP and reimbursement for excise taxes.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, “Insiders”), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. Insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations from certain Insiders that no other reports were required for such Insiders, the Company believes that, during the 2003 fiscal year, Insiders complied with the Section 16(a) filing requirements applicable to Insiders, except that twice the trustee for the ESBT filed a Form 4 outside of 2-day time-period; and an initial statement of beneficial ownership on Form 3, which was timely filed when Mr. Barker joined the Company’s Board of Directors, omitted to report ownership of 1,000 shares of the Company’s common stock; however, an amended Form 3 was filed to include those shares.

REPORT OF THE COMPENSATION AND EXECUTIVE PERSONNEL COMMITTEE

ON EXECUTIVE COMPENSATION

The Committee has furnished the following report on executive compensation.

Overall Policy

The Company’s executive compensation program is designed to be closely linked to Company performance and returns to stockholders. To this end, the Company developed several years ago an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company’s success in meeting specified performance goals and to appreciation in the Company’s stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company’s business strategy, to link executive and stockholders’ interests through equity based plans, and finally to provide a compensation package that recognizes individual contributions as well as overall business results.

Each year the Committee, which is comprised exclusively of non-employee directors, conducts a review of the Company’s executive compensation program. This review includes an assessment of the effectiveness of the Company’s compensation program and a comparison of the Company’s executive compensation and performance to comparable public corporations, including companies within the Peer Group described under “Stockholder Return Performance.” The Company retains from time to time the services of executive compensation consultants to provide the Committee comparative data, benefit design advice and analysis of the cost of incentives provided.

The Committee determines the compensation of the Company’s 10 executive officers, including the individuals whose compensation is detailed in this proxy statement, and sets policies for and reviews the compensation awarded to another approximately 70 highly compensated executives. This is designed to ensure consistency throughout the executive compensation program. In reviewing the individual performance of the 9 executive officers (other than Mr. Neal), the Committee takes into account the performance reviews and recommendations of Mr. Neal.

The key elements of the Company’s executive compensation program consist of base salary, annual bonus, stock options, and, for executive officers and certain other officers and employees recommended by the Chief Executive Officer and confirmed by the Committee, participation in the executive long-term incentive plan. The Committee’s policies with respect to each of these elements, including the basis for the compensation paid and awarded to Mr. Neal, Chairman and Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual executive.

Under the 1993 Omnibus Budget Reconciliation Act (“OBRA”) and Section 162(m) of the Code, income tax deductions of publicly-traded companies may be limited to the extent total compensation for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year, except for compensation payments which qualify as “performance-based.” To qualify as “performance-based,” compensation payments must be based solely upon the achievement of objective performance goals and made under a plan that is administered by the Committee. In addition, the material terms of the plan must be disclosed to and approved by stockholders and the Committee must certify that the performance goals were achieved before payments can be made. The Committee has designed certain of the Company’s compensation programs to conform with Section 162(m) of the Code and related regulations so that total compensation paid to any employee covered by Section 162(m) should not exceed $1 million in any one year, except for compensation payments which qualify as “performance-based.” However, the Company may pay compensation, which is not deductible in certain circumstances, when sound management of the Company so requires.

Base Salaries

Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position to be held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies. The Company participates each year in two nationwide salary surveys of between approximately 350 and 400 large public companies performed by nationally recognized compensation consulting firms. The Committee uses the data compiled from these surveys to assist it in establishing base salaries. In general, base salaries and total compensation for executives are targeted to a range that is within the third quartile (the fourth quartile being the highest) of the compensation paid by such other companies. Mr. Neal’s base salary is also targeted in this range, and his total compensation is targeted to a range within the fourth quartile. In addition, in establishing salary levels within that range, the Committee considers the competitiveness of Mr. Neal’s entire compensation package. For 2003, his salary level was below this range, based on competitive salary data compiled in 2002 and updated for use in 2003.

Annual salary adjustments are determined by evaluating the performance of the Company and of each executive officer, reviewing base salaries for comparable positions at other companies contained in the salary surveys described above. In addition, the Committee takes into account any new responsibilities. In the case of executive officers with responsibility for a particular business unit, such unit’s financial results are also considered. The Committee, where appropriate, also considers non-financial performance measures. These include increases in market share, manufacturing efficiency gains, improvements in product quality, customer service, working capital management, employee safety, relations with employees and leadership development.

With respect to the base salary granted to Mr. Neal in 2003, the Committee took into account a comparison of base salaries of chief executive officers of the other companies contained in the salary surveys described above; the Company’s success in improving several financial measures in 2003, including increases in shareholder’s equity and dividend payments; and the assessment by the Committee of Mr. Neal’s performance, including his individual leadership with respect to the development of long-term business strategies for the Company to improve its economic value, leadership development, succession planning and management continuity. The Committee also took into account Mr. Neal’s considerable experience in both operating and corporate positions, which has enabled him to make significant contributions to the Company. Mr. Neal was granted a base salary of $1,025,000 in 2003 (effective May 2003), which was an increase of 7.3 percent over his $955,000 base salary for 2002.

Annual Bonus

The Company’s executive officers, other than Mr. Neal and Mr. Scarborough, are eligible for an annual cash bonus under the Company’s Executive Leadership Compensation Plan (the “Executive Bonus Plan”). Under the Executive Bonus Plan, performance objectives are established at the beginning of each year by the Committee. Eligible executives are assigned threshold, target and maximum bonus levels. The Company performance measure for bonus payments is based on several financial goals, including, in 2003: return on total capital (“ROTC”) and earnings per share (“EPS”). In 2003, the Company achieved a substantial portion of each of its targeted financial goals, each of which is given equal weighting for the senior executive officers. For other executive officers with responsibility for a particular group, each of which consists of several business units, the performance measure is based on the group’s net income, economic value added and sales. The sales performance measure is weighted more heavily than the group’s net income and economic value added for determining bonuses. The Committee weights these financial goals heavily. The Committee also considers individual non-financial performance measures described above under “Base Salaries” in determining bonuses under the Executive Bonus Plan, but to a much lesser extent than the financial goals described above.

Mr. Neal and Mr. Scarborough are eligible for an annual cash bonus under the Company’s Senior Executive Leadership Compensation Plan (the “Senior Executive Bonus Plan”), which was approved by stockholders in 1999 as part of the Company’s policy to design certain of the Company’s compensation programs to conform with Section 162(m) of the Code and related regulations. Payments under the Senior Executive Bonus Plan are based solely on the achievement of one or more of the following pre-established objective performance goals: ROTC, EPS, return on sales (“ROS”), economic value added (“EVA”), return on equity (“ROE”), net income, cash flow, sales growth and total shareholder return (defined as cumulative shareholder return, including the reinvestment of dividends, on the Company’s common stock), subject to the Committee’s discretion to decrease awards that would otherwise be payable under the Senior Executive Bonus Plan. In addition, no bonuses are payable to the chief executive officer or to the chief operating officer unless the Company’s pre-tax return on stockholders’ equity exceeds a minimum threshold and, in such event, the total of such executives’ bonuses may not exceed a specified percentage of the Company’s pre-tax return on stockholders’ equity in excess of that minimum threshold. In 2003, the Company achieved a substantial portion of its targeted performance goals (ROTC and EPS) under the Senior Executive Bonus Plan. Based on this performance, Mr. Neal was awarded a cash bonus of $500,000, which is 62 percent lower than the bonus paid for 2002.

Stock Options

Stock options were granted to the Company’s executive officers, under the Employee Plan. The size of stock option awards is determined by the Committee using as a guideline a formula, which takes into account competitive compensation data. The formula does not take into account the amount of stock options previously awarded to the executive officers, although the Committee may do so. In the event of poor Company or individual performance, the Committee may elect not to award options or to grant options on fewer shares.

Stock options are designed to align the interests of executives with those of the stockholders. The Committee believes that significant equity interests in the Company held by the Company’s management align the interests of stockholders and management. The Company has adopted a stock ownership policy for officers and directors, which encourages each officer and director to achieve and maintain certain specified levels of stock ownership during his or her tenure with the Company. A copy of this policy is filed as an exhibit to the Company’s Annual Report on Form 10-K for 2003.

Stock options are granted with an exercise price equal to the market price of the common stock on the date of grant and with a ten-year term. Options for the executive officers (including the individuals whose compensation is detailed in this proxy statement) vest nine years and nine months from the date of grant, subject to accelerated vesting beginning three years from the date of grant if the Company meets a return on total capital objective that measures the Company’s return on total capital as compared to the return on total capital of a specified group of other companies (the “Peer Group”) as approved by the Committee. Alternatively, options, granted to LTIP participants retiring under the Company’s retirement plan, who have at least 10 years service and have a combination of age and service with the Company of 75 or more, will vest as the date of termination of employment; provided that the performance test (referred to above) has been met for the fiscal year ending prior to retirement. Options for executives who do not participate in the LTIP vest 25 percent per year over four years. This approach is designed to promote the creation of stockholder value over the long-term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

In 2003, Mr. Neal received options to purchase 150,000 shares with an exercise price of $55.55 per share. As of December 31, 2003, Mr. Neal held in trust 109,317 shares of the Company’s common stock and, with the 2003 grant, holds options to purchase an additional 969,288 shares, of which options to purchase 399,288 shares were exercisable at December 31, 2003.

Long-Term Incentive Plan

Under the LTIP, key executives recommended by the Company’s Chief Executive Officer and designated by the Committee are eligible to earn a deferred cash incentive award based on the financial performance of the Company and, in some cases, its business units. Participants in the LTIP are eligible to earn a deferred cash incentive award after the end of each multi-year performance cycle, which cycles generally begin every other year (e.g., 2002 and 2004). Cash payments made in 2003 and in 2001, under the LTIP for the performance cycles ended in 2002 and 2000, respectively, are set forth in the table on page 10. No deferred cash incentive awards were made under the LTIP in 2003.

During 2002, the Committee designated each of the executive officers whose compensation is detailed in this proxy statement, and certain other executives, as participants in the LTIP for the performance cycle that began in 2002. During 2004, the Committee will designate the LTIP participants, including each of the executive officers whose compensation is detailed in this proxy statement, and certain other executives, to be participants in the LTIP for the performance cycle that began in 2004. Deductibility of payment of awards to Mr. Neal and Mr. Scarborough for the cycle that began in 2004 is subject to stockholder reapproval of the LTIP. (See Proxy Item 3.)

Each of the most senior group of executives who is designated as a participant in the LTIP (including Mr. Neal and Mr. Scarborough and the other executives whose compensation is detailed in this proxy statement) (“Senior Executives”) will be eligible to receive (after the end of the 2004-2006 performance cycle), under the amended and restated LTIP, a deferred cash incentive award of a percentage of the participant’s base salary in effect at the end of the cycle. The threshold (i.e., minimum), target and maximum awards will be 18.6 percent, 80 percent and 160 percent of the executive’s base salary, respectively, for the Senior Executives, except for Mr. Neal and Mr. Scarborough for whom the threshold (i.e., minimum), target and maximum awards will be 23.3 percent, 100 percent and 200 percent, and 21 percent, 90 percent and 180 percent, of their base salaries, respectively. The award will be based on the Company’s achievement of certain pre-established objectives: total stockholder return, EPS and cumulative economic value added, each of which is given equal weight. The threshold award of 18.6 percent, 23.3 percent or 21 percent of base salary, as appropriate, will be earned if the Company meets at least 80 percent of the total stockholder return, EPS, or cumulative EVA objective. The target award of 80 percent for the Senior Executives, and 100 percent and 90 percent of base salary for Mr. Neal and Mr. Scarborough, respectively, will be earned for example, if the Company achieves 100 percent of each of the total stockholder return, EPS and cumulative economic value added objectives. The maximum award will be earned only if the Company achieves pre-established objectives that are well in excess of the target objectives.

Participants other than Senior Executives (“Other Participants”) are divided into categories under the LTIP based on their positions with the Company. Target and threshold awards will be based on the Company’s achievement of certain pre-established total stockholder return, EPS and cumulative economic value added objectives (each of which is given equal weight) or, for executives who are responsible for a business unit, the unit’s achievement of pre-established sales, net income and cumulative business unit economic value added objectives (each of which is given equal weight). Threshold awards for Other Participants for the 2004-2006 performance cycle, ranging from 47 percent to 18.6 percent of base salary (depending on the category) will be earned if at least 80 percent of one of the applicable objectives is met. Target awards ranging from 20 percent to 80 percent of base salary will be earned if 100 percent of all three objectives are achieved. Maximum awards ranging from 40 percent to 160 percent of base salary, depending on the category, will be earned only if the Company achieves pre-established objectives substantially in excess of these objectives and, for executives who are responsible for a business unit, such business unit reaches certain levels of achievement of its sales, net income and cumulative business unit economic value added objectives. In addition, for Other Participants, the Committee may, in its discretion, provide for deferred cash incentive awards in excess of the awards that would otherwise be made based on the formulas contained in the LTIP.

Conclusion

Through the programs described above, a significant portion of the Company’s executive compensation is linked directly to individual and Company performance and stock price appreciation. In 2003, approximately 45 percent of the Company’s executive compensation (approximately 65 percent for the individuals listed in the table on page 10) consisted of these performance-based variable elements. For Mr. Neal, approximately 75 percent of his 2003 compensation consisted of performance-based variable elements. The Committee intends to continue the policy of linking executive compensation to Company performance and returns to stockholders, recognizing that variations in the business cycle from time to time may result in an imbalance for a particular period.

February 26, 2004	Frank V. Cahouet, Chairman Richard M. Ferry David E.I. Pyott

STOCKHOLDER RETURN PERFORMANCE

The graph on the next page compares the Company’s cumulative stockholder return on its common stock, including the reinvestment of dividends, with the return on the Standard & Poor’s 500 Stock Index (the “S&P 500 Index”) and the average return, weighted by market capitalization, of the Peer Group. The Company has included the median return of the Peer Group in the graph as an additional comparison.

The Peer Group is comprised of Air Products & Chemicals Inc., ArvinMeritor, Inc., Baker-Hughes, Incorporated, Bemis Company, Incorporated, Black & Decker Corporation, Boise Cascade Corporation, Bowater Incorporated, Cabot Corporation, Crane Company, Crown Holdings, Inc., Cummins Inc., Dana Corporation, Danaher Corporation, Dover Corporation, Eaton Corporation, Ecolab Incorporated, Engelhard Corporation, Ethyl Corporation, Ferro Corporation, FMC Corporation, H. B. Fuller Company, The B. F. Goodrich Company, W. R. Grace & Company, Great Lakes Chemical Corporation, Harley-Davidson, Inc., Harris Corporation, Harsco Corporation, Hercules Incorporated, Illinois Tool Works Incorporated, Ingersoll-Rand Company, MASCO Corporation, Maytag Corporation, MeadWestvaco Corporation, NACCO Industries, Newell Rubbermaid Incorporated, Olin Corporation, P.P.G. Industries Incorporated, Parker-Hannifin Corporation, Pentair Incorporated, Pitney Bowes Incorporated, PolyOne Corporation, Sequa Corporation, The Sherwin-Williams Company, Snap-On Tools Corporation, Sonoco Products Company, Stanley Works, Tecumseh Products Company, Thermo Electron Corporation, Thomas & Betts Corporation, and Timken Company.

During 2003, Crown Cork & Seal Company changed its name to Crown Holdings, Inc.; Moore Corporation Limited acquired Wallace Computer Services, Inc. and was deleted; National Service Industries, Incorporated is no longer a public company and was deleted; and Cummins Inc. and Harley-Davidson, Inc. were added to the Peer Group and have been included for all periods.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)

OF AVERY DENNISON, S&P 500 INDEX AND PEER GROUP,

WEIGHTED AVERAGE(2) AND MEDIAN

as of December 31, 2003

	12/98	12/99	12/00	12/01	12/02	12/03

Avery Dennison	$100	$165	$126	$133	$147	$139

S&P 500 Index	$100	$121	$110	$97	$76	$97

Peer Group (Wt. Avg.) (2)	$100	$103	$115	$125	$115	$141

Peer Group (Median)	$100	$95	$94	$103	$93	$121

(1)	Assumes $100 invested on December 31, 1998, and the reinvestment of dividends; chart reflects performance on a calendar year basis.

(2)	Weighted average is weighted by market capitalization.

Stock price performance of the Company reflected in the above graph is not necessarily indicative of future price performance.

CERTAIN TRANSACTIONS

Peter W. Mullin is the chairman, chief executive officer and a director of MC Insurance Services, Inc. (“MC”), Mullin Insurance Services, Inc. (“MINC”) and PWM Insurance Services, Inc. (“PWM”), executive compensation and benefit consultants and insurance agents. Mr. Mullin is also the majority stockholder of MC, MINC and PWM. During 2003, the Company paid insurance companies premiums for life insurance placed by MC, MINC and PWM in 2003 and prior years in connection with various Company employee benefit plans. In 2003, MC, MINC and PWM earned commissions from such insurance companies in an aggregate amount of approximately $1,071,300 for the placement and renewal of this insurance, in which Mr. Mullin had direct and indirect interests of approximately $744,600, the majority of which was allocated to and used by MCP Insurance Services, LLC (an affiliate of MC) to administer benefit plans and provide benefit statements to participants under various Company employee benefit plans.

VOTING SHARES

Stockholders of record, at the close of business on February 23, 2004, are entitled to notice of, and to vote at, the Annual Meeting. There were 110,462,042 shares of common stock of the Company outstanding on February 23, 2004.

Principal Stockholders

Whenever in this proxy statement information is presented as to “beneficial ownership,” please note that such ownership indicates only that the person shown, directly or indirectly, has or shares with others the power to vote (or to direct the voting of) or the power to dispose of (or to direct the disposition of) such shares; such person may or may not have any economic interest in the shares. The reporting of information herein does not constitute an admission that any such person is, for the purpose of Section 13 or 16 of the 1934 Act, the “beneficial owner” of the shares shown herein.

To the knowledge of the Company, the following were the only persons who, as of December 31, 2003, owned beneficially 5 percent or more of the outstanding common stock of the Company.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Avery Dennison Corporation Employee Stock Benefit Trust (“ESBT”) Wachovia Bank, N.A., Trustee Executive Services One West 4th Street, NC 6251 Winston-Salem, NC 27101	10,897,033(1)	9.9%

U.S. Trust Corporation Avery Dennison Master Defined Contribution Plan Trust 515 South Flower Street Suite 2800 Los Angeles, CA 90071	6,527,470(2)	5.9%

Wellington Management Company, LLP 75 State Street Boston, MA 02109	6,288,823(3)	5.7%

(1)	The ESBT and Wachovia Bank, N.A., as Trustee, disclaim beneficial ownership of these shares.

(2)	Based on information contained in the Schedule 13G of U.S. Trust Corporation for the period ending December 31, 2003. U.S. Trust Corporation is trustee for an employee benefit plan, in accordance with Section 240.13d-1(b)(1)(ii)(F) of the 1934 Act and a parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G) of the 1934 Act.

(3)	Based on information contained in the Schedule 13G of Wellington Management Company, LLP for the period ending December 31, 2003. Wellington Management Company is an advisor, in accordance with Section 240.13d-1(b)(1)(ii)(E) of the 1934 Act and a parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G) of the 1934 Act.

The Company’s Employee Savings Plan, SHARE Plan and Retirement Plan (the “Plans”) together owned a total of 7,158,870 shares of Company common stock on December 31, 2003, or 6.5 percent of the common stock then outstanding. Although the Company is the Administrator of the Plans, each plan was established and is administered to achieve the different purposes for which it was created for the exclusive benefit of its participants, and employees participating in the Plans are entitled to vote all shares allocated to their accounts. Accordingly, such plans do not constitute a “group” within the meaning of Section 13(d) of the 1934 Act.

RATIFICATION OF APPOINTMENT OF AUDITORS (Proxy Item 2)

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (“PwC”) as Avery Dennison’s independent auditors for fiscal 2004, and the Board urges stockholders to vote to ratify PwC’s appointment. Ratification of the selection of PwC by stockholders is not required by the Company’s Bylaws. However, as a matter of good corporate practice, the Board is submitting the selection of PwC for stockholder ratification. PwC has audited the Company’s financial statements since 1998. PwC has confirmed to Avery Dennison that PwC is in compliance with all rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence. See “Report of the Audit Committee” on page 29.

Representatives of PwC will be present at the Annual Meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Relationship with Independent Auditors

PwC has served as Avery Dennison’s independent auditors since 1998, and was our independent auditor for the fiscal year ended December 27, 2003. Prior to 1998, Coopers & Lybrand, LLP, a predecessor firm of PwC, served as the Company’s independent auditor. As stated in Proxy Item 2, the Audit Committee of the Board has selected PwC to serve as our independent auditors for the fiscal year ending January 1, 2005.

Audit services performed by PwC for fiscal 2003 consisted of the examination of the Company’s financial statements and services related to filings with the Securities and Exchange Commission (“SEC”) and certain other non-audit services.

Fiscal 2003 Audit Firm Fee Summary

During fiscal year 2003, we retained PwC to provide services in the following categories and amounts all of which fees were approved by the Audit Committee:

Under the SEC’s final rule issued on January 28, 2003, “Strengthening the Commissions Requirements Regarding Auditor Independence,” in accordance with Section 208(a) of the Sarbanes-Oxley Act of 2002, the categorization of PwC services for fiscal 2003 and 2002 are as follows:

(in millions)	2003	2002
Audit Fees	$5.1	$5.0
Audit Related Fees	0.6	1.8
Tax Fees	4.4	5.2
Other Fees	—	—

Total Fees	$10.1	$12.0

Audit services fees include fees for services performed to comply with Generally Accepted Auditing Standards (“GAAS”), including the recurring audit of the Company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to audit of income tax provisions and related reserves, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-related fees include fees associated with assurance and related services traditionally performed by the independent auditor and that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, accounting consultations, consultations concerning financial accounting and reporting standards, general advice with implementation of the new SEC and Sarbanes-Oxley Act of 2002 requirements and audit services not required by statute or regulation. Audit-related fees also include audits of pension and other employee benefit plans, as well as the review of information systems and general internal controls unrelated to the audit of the financial statements.

Tax fees relate to fees associated with tax compliance and tax consulting, which include tax audits, domestic and international tax planning, tax planning on mergers and acquisitions, restructurings, as well as other services related to tax disclosure and filing requirements.

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent auditor, and the fees paid to PwC in 2003 were pre-approved. These procedures include reviewing and approving a budget for audit and permitted non-audit services. The budget includes a description of, and an estimated amount for audit services and for particular categories of non-audit services that are recurring in nature and therefore are anticipated at the time the budget is reviewed. Audit Committee pre- approval is required (i) if the estimated amount for a particular category of non-audit services will be substantially exceeded, and (ii) to engage the independent auditor for any non-audit services not included in the budget. The Audit Committee has delegated pre-approval authority to the chairman of the Audit Committee for services that were not included in the budget; these services are then reviewed at the next Audit Committee meeting. The Audit Committee considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, accounting systems, risk profile, and whether the services enhance the Company’s ability to manage or control risks and improve audit quality. The Audit Committee periodically monitors the services rendered and fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee.

The Audit Committee considers at least annually whether the provision of non-audit services by PwC is compatible with maintaining auditor independence.

Required Vote for Approval and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to ratify the appointment of PwC as the Company’s independent auditors for the current fiscal year, which ends on January 1, 2005.

Your Board of Directors recommends that you vote FOR approval of this proposal.

THE SENIOR EXECUTIVE LEADERSHIP COMPENSATION PLAN (Proxy Item 3)

Description of the Bonus Plan

In February 1999, the Compensation and Executive Personnel Committee (“Committee”) reapproved the Senior Executive Leadership Compensation Plan, which was submitted to and approved by the stockholders in April 1999, as part of the Company’s policy generally to design the Company’s compensation programs to conform with Section 162(m) of the Code and related regulations so that total compensation paid to any employee should not exceed $1 million in any one year, except for compensation payments in excess of $1 million that qualify as “performance-based.” Section 162(m) requires that such plans be reapproved by the stockholders every five years. Payments under the Senior Executive Leadership Compensation Plan are based solely on objective performance criteria as determined by the Committee. Accordingly, it is expected that such payments will not be subject to the deduction limit if, among other things, stockholders reapprove the Senior Executive Leadership Compensation Plan, as amended and restated (the “Bonus Plan”), at the Annual Meeting. Participants in the Bonus Plan are not eligible to participate in the Company’s general annual bonus plan for other executives (unless an executive is designated as a participant in the Bonus Plan after the beginning of the plan year in which event such executive may be eligible to receive a prorated bonus under the Bonus Plan and a prorated bonus under a general annual bonus plan).

Under the Bonus Plan, key executives designated by the Committee are eligible to receive annual cash bonus payments based on the financial performance of the Company. Currently, only Mr. Neal and Mr. Scarborough have been designated by the Committee as participants under the Bonus Plan.

The purposes of the Bonus Plan are to attract and retain the best possible executive talent, to permit executives of the Company to share in its profits, to promote the success of the Company and to link executive rewards closely to Company performance.

The principal features and material terms of the Senior Executive Leadership Compensation Plan, as amended and restated, are summarized below, but the summary is qualified in its entirety by reference to the Bonus Plan itself. A copy of the Bonus Plan is attached as an exhibit to the Company’s annual report on Form 10-K for fiscal year 2003, and can also be obtained by making a written request to the Company’s Secretary, Avery Dennison Corporation, 150 North Orange Grove Boulevard, Pasadena, California 91103.

Each participant in the Bonus Plan will be eligible to receive an annual bonus of up to a maximum of 225 percent of the participant’s base salary in effect at the end of the year for which a bonus is paid, with a maximum annual payment of $3 million. The award is based on the Company’s achievement of pre-established performance objectives based on one or more of the following: ROS, ROTC, EPS, ROE, net income, net sales, cash flow from operations, economic value added, and sales growth and total shareholder return (cumulative shareholder return, including the reinvestment of dividends, on the Company’s common stock), as such terms are defined in the Bonus Plan and as such terms may be adjusted by the Committee within 90 days of the beginning of each annual performance period. The performance objective(s) and any adjustments thereto are established by the Committee within 90 days of the beginning of each annual performance period. The threshold and target awards under the Bonus Plan are 3 percent and 150 percent of the executive’s base salary, respectively. The threshold award is not earned unless the Company meets at least 76 percent of the performance goal. If the Company meets between 76 percent and 100 percent of the performance objective(s), the bonus will be calculated in accordance with the Bonus Plan and the actual amount to be paid will be determined by the Committee, and such amount may range from 3 percent to 150 percent of base salary on a prorated basis depending on actual results, and if the Company exceeds 100 percent of the performance objective(s), the executive may receive a bonus of between 150 percent to 225 percent of base salary on a prorated basis depending on actual results and as determined by the Committee. The Committee administers the Bonus Plan and has the discretion to decrease the amounts of awards that would otherwise be payable under the Bonus Plan.

Bonuses for 2003, set forth in the table on page 10, were paid to the chief executive officer and the chief operating officer in accordance with the criteria described above under “Report of the Compensation and Executive Personnel Committee on Executive Compensation—Annual Bonus.” If stockholders approve the Bonus Plan above, bonuses for 2004 (and subsequent years) will be paid under the Bonus Plan generally described above and will be based on the Company’s 2004 financial results (and on the financial results for subsequent years and on other matters as determined by the Committee), which are not yet determinable; however, if the Company’s performance in 2004 is comparable to the performance in 2003, then the bonus amounts that would be payable in 2005 would be higher.

Miscellaneous Provisions

The Committee may amend, suspend or terminate the Bonus Plan, but only prospectively to the extent such action would deprive participants of benefits.

Federal Income Tax Consequences

The tax consequences of the Bonus Plan under current federal law are summarized in the following discussion, which deals with the general tax principles applicable to the Bonus Plan, and is intended for general information only. Alternative minimum tax and state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

A participant who becomes eligible to receive a bonus under the Bonus Plan will not realize taxable income at that time, nor will the Company be entitled to a deduction at that time. When a bonus is paid, the participant will have ordinary income equal to the amount paid, and the Company is expected to be entitled to a corresponding deduction, subject to Section 162(m) discussed in “Reasons for Stockholder Approval” below. However, if bonuses were paid under the Bonus Plan upon a change of control, some or all of the bonuses could be “excess parachute payments,” which would be nondeductible.

Reasons for Stockholder Approval

As described above under Proxy Item 3, it is the Company’s policy generally to design the Company’s compensation programs to conform with Section 162(m) and related regulations so that total compensation paid to any employee generally should not exceed $1 million in any one year, except for compensation payments in excess of $1 million that qualify as “performance-based.” The Company is submitting the Bonus Plan for approval by the stockholders. If the Bonus Plan is approved, payments thereunder are designed to be performance-based so that such bonuses will not be subject to the deduction limit in Section 162(m) of the Code.

Required Vote for Approval and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to approve the Bonus Plan. A vote in favor of the Bonus Plan will also constitute approval of the material terms of the performance goals thereunder for purposes of Section 162(m) of the Code.

Your Board of Directors recommends that you vote FOR approval of this proposal.

THE EXECUTIVE LONG-TERM INCENTIVE PLAN (Proxy Item 4)

Description of the LTIP

In February 1999, the Compensation and Executive Personnel Committee (“Committee”) reapproved the Executive Long-Term Incentive Plan as part of an executive compensation program that is designed to be closely linked to Company performance and returns to stockholders. The Executive Long-Term Incentive Plan was submitted to and approved by the stockholders in April 1999, as part of the Company’s policy generally to design the Company’s compensation programs to conform with Section 162(m) of the Code and related regulations so that total compensation paid to any employee should not exceed $1 million in any one year, except for compensation payments in excess of $1 million that qualify as “performance-based.” Section 162(m) requires that such plans be reapproved by the stockholders every five years. Payments under the Executive Long-Term Incentive Plan are based solely on objective performance criteria. Accordingly, it is expected that such payments will not be subject to the deduction limit if, among other things, stockholders reapprove the Executive Long-Term Incentive Plan, as amended and restated (the “ LTIP”) at the Annual Meeting.

Under the LTIP, key executives recommended by the Company’s Chief Executive Officer and designated by the Committee are eligible to earn deferred cash incentive awards based on the financial performance of the Company and, in some cases, its business units. Approximately 65 officers are currently eligible to participate in the LTIP. The purpose of the LTIP is to focus key executives of the Company on factors that influence the Company’s long-term growth and success by providing a means whereby participants are given an opportunity to share financially in the future value they help to create for the Company and its stockholders.

The principal features of the Executive Long-Term Incentive Plan, as amended and restated, are summarized below, but the summary is qualified in its entirety by reference to the LTIP itself. A copy of the LTIP is attached as an exhibit to the Company’s annual report on Form 10-K for fiscal year 2003, and can also be obtained by making a written request to the Company’s Secretary, Avery Dennison Corporation, 150 North Orange Grove Boulevard, Pasadena, California 91103.

Deferred Cash Incentive Awards

Participants in the LTIP are eligible to earn a deferred cash incentive award after the end of each three-year performance cycle. The maximum cash payout to the participant for a performance cycle is $4 million. A performance cycle under the Executive Long-Term Incentive Plan began in 2002. Subsequent performance cycles begin every two years. The amount of an individual’s award under the LTIP will depend on the participant’s position with the Company, the participant’s base salary in effect at the end of the cycle and the Company’s actual performance during the performance cycle versus pre-established objectives based on one or more of the following: ROS, ROTC, EPS, return on equity, net income, cash flow from operations, net sales, sales growth, economic value added, total shareholder return (cumulative shareholder return, including the reinvestment of dividends, on the Company’s common stock) and, additionally, in the case of certain executives who are responsible for a business unit of the Company, the unit’s performance versus pre-established objectives including ROTC, net sales, net income and economic value added for the unit, as such terms are defined in the LTIP and as such terms may be adjusted by the Committee within 90 days of the beginning of each performance cycle. The performance objective(s) and any adjustments thereto are also established by the Committee within 90 days of the beginning of each performance cycle. The Committee has the discretion to decrease the amounts of the awards that would otherwise be payable under the LTIP to the chief executive officer and the chief operating officer (and to any other officer who is designated as a participant in the Senior Executive Leadership Compensation Plan); the Committee has the discretion to increase or decrease the amounts of awards that would otherwise be payable under the LTIP to the other participants.

For the 2002–2004 performance cycle, the measurement of performance objectives will be based upon performance during the final year of the cycle (2004), except for cumulative economic value added which will be measured as the end of each year of the cycle and totaled at the end). For the 2004–2006 performance cycle, a total stockholder return (“TSR”) performance objective will be included. For subsequent performance cycles, performance measurement may be based upon different criteria (for example, average performance over the cycle) as determined by the Committee. For a description and a table of estimated future payouts for the 2002–2004 cycle, see page 13 of the Company’s 2003 proxy statement on Schedule 14A and for further information, see “Report of the Compensation and Executive Personnel Committee on Executive Compensation— LTIP” on page 18. The amounts of awards for cycles after 2002–2004 are not determinable.

Miscellaneous Provisions

Upon a change of control of the Company, participants in the LTIP will be entitled to receive cash payments for performance cycles that begin before the date of the change of control and that end after the change of control under the deferred cash incentive of the LTIP based on the participant’s annual base salary rate in effect at the time of the change of control. The Committee may amend, suspend or terminate the LTIP, but only prospectively to the extent such action would deprive participants of benefits.

Federal Income Tax Consequences

The tax consequences of the LTIP under current federal law are summarized in the following discussion, which deals with the general tax principles applicable to the LTIP, and is intended for general information only. Alternative minimum tax and state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

A participant who becomes eligible to receive a deferred cash incentive under the LTIP will not realize taxable income at that time, nor will the Company be entitled to a deduction at that time. When a cash incentive is paid, the participant will have ordinary income equal to the amount paid, and the Company is expected to be entitled to a corresponding deduction, subject to Section 162(m) discussed in “Reasons for Stockholder Approval” below. However, if payments were paid under the LTIP upon a change of control, some or all of the bonuses could be “excess parachute payments” which would be nondeductible.

Reasons for Stockholder Approval

As described above under Proxy Item 4, it is the Company’s policy generally to design the Company’s compensation programs to conform with Section 162(m) and related regulations so that total compensation paid to any employee generally should not exceed $1 million in any one year, except for compensation payments in excess of $1 million that qualify as “performance-based.” The Company is submitting the LTIP for approval by the stockholders. If the LTIP is approved, payments thereunder are designed to be performance-based so that such bonuses will not be subject to the deduction limit in Section 162(m) of the Code.

Required Vote for Approval and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present or represented and entitled to vote at he Annual Meeting is required to approve the LTIP. A vote in favor of the LTIP will also constitute approval of the material terms of the performance goals thereunder for purposes of Section 162(m) of the Code.

Your Board of Directors recommends that your vote FOR approval of this proposal.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee of the Board of Directors does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) is composed of independent directors set forth below, each of whom meets the independence standards of the New York Stock Exchange. The Audit Committee has a written charter adopted by the Board of Directors (see Exhibit B).

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely without independent verification on the information provided to them and the representations made by management and the independent auditors.

Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements for the year ended December 27, 2003, with management and the independent auditors, PricewaterhouseCoopers LLP (“PwC”). The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”), as amended, and Rule 207 of Regulation S-X, Communications with Audit Committees. The Company’s independent auditors have also provided to the Audit Committee the written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1 (“Independence Discussions with Audit Committees”). The Audit Committee has discussed independence matters with the independent auditors and management, and, based on its discussion and review, the Audit Committee is satisfied that the provision of non-audit services, described above, is compatible with maintaining PwC’s independence.

Based on the Audit Committee’s discussions with management and the independent auditors and on the Audit Committee’s review of the representations of management and the report of the independent auditors, the Audit Committee has recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 27, 2003, filed with the Securities and Exchange Commission.

February 26, 2004	Kent Kresa, Chairman Peter K. Barker Bruce E. Karatz David E.I. Pyott

GENERAL

Stockholder Proposals

Stockholder proposals for presentation at the annual meeting scheduled to be held on April 28, 2005, must be received at the Company’s principal executive offices on or before November 10, 2004. The Company’s Bylaws provide that stockholders desiring to nominate persons for election to the Board of Directors or to bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing 60 to 90 days prior to the first anniversary of the preceding year’s annual meeting (or, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, 60 to 90 days prior to such annual meeting or within 10 days after the public announcement of the date of such meeting is first made by the Company; or, if the number of directors to be elected to the Board of Directors is increased and the Company does not make a public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year’s annual meeting, within 10 days after such public announcement is first made by the Company (with respect to nominees for any newly created positions only)). Such notice must include (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act and Rule 14a-11 thereunder, (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (c) the name and record address, and class and number of shares owned beneficially and of record, of such stockholder and any such beneficial owner.

Annual Report

The Company’s 2003 Annual Report to Stockholders has recently been mailed to all stockholders of record.

ALL STOCKHOLDERS ARE URGED TO VOTE BY TELEPHONE OR ELECTRONICALLY THROUGH THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD, OR TO COMPLETE, SIGN, AND RETURN THE ACCOMPANYING PROXY SOLICITATION/VOTING INSTRUCTION CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Robert G. van Schoonenberg

Secretary

Dated: March 10, 2004

EXHIBIT A

AVERY DENNISON CORPORATION

BOARD OF DIRECTORS

INDEPENDENCE STANDARDS

An independent Director is one who the Board of Directors affirmatively determines has no material relationship with Avery Dennison (either directly or as a partner, shareholder or officer of an organization that has a relationship with Avery Dennison). The Board has adopted the following categorical standards to assist it in determining each Director’s independence. In the event that a Director has a business or other relationship that does not fit within the described standards and the Director is determined to be independent, the Board will disclose the basis for its determination in the Company’s annual proxy statements or otherwise at least annually.

A Director will be presumed to be independent if the Director:

1) Has not been an employee of Avery Dennison for at least five years, other than in the capacity as a former interim Chairman or interim Chief Executive Officer;

2) Has not, during the last three years, been affiliated with or employed by a present or former auditor of Avery Dennison or of any affiliate of Avery Dennison;

3) Has not, during the last three years, been employed as an executive officer by a company for which an executive officer of Avery Dennison concurrently served as a member of such company’s compensation committee;

4) Has no immediate family members (i.e., spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the Director’s home) who did not satisfy the foregoing criteria during the last three years; provided, however, that with respect to the employment criteria, such Director’s immediate family member may have (i) been affiliated with or employed by a present or former auditor of Avery Dennison or of any affiliate of Avery Dennison other than in a professional capacity and (ii) served as an employee but not as an executive officer of Avery Dennison during such period;

5) Has not received, and has no immediate family member who has received, during the last three years, more than $100,000 in any year in direct compensation from Avery Dennison (other than in his or her capacity as a member of the Board of Directors, or any committee of the Board or pension or other deferred compensation for prior services, provided that such compensation is not contingent in any way on continued service); provided, however, that compensation to such Director’s immediate family member as a non-executive employee shall not be considered in determining independence;

6) Has not been during the last three years an executive officer or an employee, and has no immediate family member who during the last three years has been an executive officer, of a company that made payments to, or received payments from, Avery Dennison for property or services in any of the last three years in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

7) Has not been, and has no immediate family member who has been, an executive officer of a foundation, university, non-profit trust or other charitable organization, for which Avery Dennison and its respective trusts or foundations, account or accounted for more than 2% or $1 million, whichever is greater, of such charitable organizations’ consolidated gross revenues, in any of the last three years; and

8) Does not serve, and has no immediate family member who has served, as an executive officer or general partner of an entity that has received an investment from Avery Dennison or any of its subsidiaries, unless such investment is less than $1 million or 2% of such entity’s total invested capital, whichever is greater, in any of the last three years.

9) Is not otherwise disqualified by applicable Securities and Exchange Commission or New York Stock Exchange rules, regulations or listing standards.

In addition to the foregoing, a Director will be considered independent for purposes of serving on Avery Dennison’s Audit and Finance Committee only if the Director:

A) Has not accepted, directly or indirectly, any consulting, advisory or other compensatory fee from Avery Dennison or any subsidiary of Avery Dennison, other than in the Director’s capacity as a director or committee member or any pension or other deferred compensation for prior service, provided that such compensation is not contingent in any way on continued service; and

B) Is not an “affiliated person” of Avery Dennison or any subsidiary of Avery Dennison as defined in Rule 10A-3 of the Securities Exchange Act of 1934.

EXHIBIT B

AVERY DENNISON CORPORATION

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee is appointed by the Board to assist the Board with its oversight responsibilities in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall review and approve the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and knowledge requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee. Audit Committee members may be replaced by the Board.

Meetings

The Audit Committee shall meet as often as it determines to be necessary, but not less frequently than three times a year, in addition to quarterly teleconferences that are held prior to the release of quarterly financial results. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees (consisting of one or more members when appropriate) the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including the results of the audit, disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management, including the senior internal auditor, and with the independent auditor, the Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K starting with fiscal year 2004.

3.	Review and discuss with management and the independent auditor during quarterly teleconferences the Company’s quarterly financial statements prior to the release of quarterly financial results, including the results of the independent auditor’s review of the quarterly financial statements.

4.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

5.	Review and discuss with the independent auditors:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

6.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

7.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

8.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies

9.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

10.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

11.	Review and evaluate the lead partner of the independent auditor team.

12.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

13.	Ensure the rotation of the audit partners as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of considering rotating the independent auditing firm on a regular basis.

14.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

15.	Discuss with the engagement partner of the independent auditor any significant issues on which the engagement team consulted with their national office and the results of such consultations.

16.	Meet with the independent auditor to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

17.	Review the appointment and replacement of the senior internal auditor.

18.	Review the significant issues reported to management prepared by the internal auditing department and management’s responses.

19.	Discuss with the Company’s senior internal auditor, independent auditor and management, the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

20.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated; or, if the Act has been implicated, the independent auditor’s report or conclusions related thereto.

21.	Obtain reports and information from other Board Committees, management, the Company’s senior internal auditor, as appropriate, to assist the Committee in fulfilling its oversight responsibilities.

22.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

23.	Discuss with management, the independent auditor and/or other advisors, as appropriate, significant correspondence with regulators or governmental agencies that raise material issues regarding the Company’s financial statements or accounting policies.

24.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Additional Authority

In addition to the authority necessary to carry out the foregoing responsibilities, the Audit Committee may in its discretion request and receive reports from the Chairs of other Committees of the Board regarding matters under the cognizance of such Committees that the Audit Committee determines are appropriate to the fulfillment of its functions under this Charter. The Audit Committee shall have such other duties as may be lawfully delegated to it from time to time by the Board of Directors. The Audit Committee shall report regularly to the Board of Directors and review with the Board of Directors any issues that may arise with respect to the quality or integrity of the Company’s financial statements, compliance with legal or regulatory requirements related to financial statements and reporting, the performance and independence of the Independent Auditors or the performance of the internal audit function.

Limitation of Audit Committee’s Role

Although the Audit Committee has the authority and oversight responsibilities set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management, and it is the independent auditor’s responsibility to conduct the audit.

PROXY SOLICITATION/ VOTING INSTRUCTION CARD ANNUAL MEETING— APRIL 22, 2004 PASADENA, CALIFORNIA	Avery Dennison Corporation 150 North Orange Grove Boulevard Pasadena, California 91103

The undersigned hereby appoints Richard M. Ferry, Kent Kresa and Dean A. Scarborough, or each or any of them with power of substitution, proxies for the undersigned to act and vote at the 2004 Annual Meeting of Stockholders of Avery Dennison Corporation and at any adjournments thereof as indicated upon the matters referred to on the reverse side and described in the proxy statement for the meeting, and, in their discretion, upon any other matters which may properly come before the meeting. This card provides voting instructions, as applicable, to (i) the appointed proxies for shares held of record by the undersigned including those held under the Company’s DirectSERVICE™ Investment Program, and (ii) the Trustee for shares held on behalf of the undersigned in the Company’s Savings Plan and SHARE Plan.

1.	Election of Directors

Nominees: (01) Philip M. Neal, (02) Frank V. Cahouet, (03) Peter W. Mullin, and (04) Bruce E. Karatz

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on January 1, 2005

3.	Reapproval of the Senior Executive Leadership Compensation Plan

4.	Reapproval of the Executive Long-Term Incentive Plan

IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION

OF THE DIRECTOR NOMINEES, AND FOR PROPOSALS NOS. 2, 3, AND 4.

(OVER)

(continued and to be signed on other side)

é PLEASE FOLD AND DETACH HERE é

NOTICE

If you plan to attend the Annual Meeting of Stockholders, please so indicate by marking the appropriate box on this card. Space limitations make it necessary to limit attendance to stockholders. Registration for the Annual Meeting will begin at 12:30 p.m. on April 22, 2004.

Please mark your votes as indicated in this example	☒

A vote FOR ALL nominees is recommended by the Board of Directors.			A vote FOR the proposals below is recommended by the Board of Directors

	FOR ALL	WITHHELD FROM ALL			FOR	AGAINST	ABSTAIN
1. Election of Directors (page 1)	☐	☐	2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on January 1, 2005	☐	☐	☐

FOR ALL EXCEPT the following nominee(s):			3.	Reapproval of the Senior Executive Leadership Compensation Plan	☐	☐	☐

			4.	Reapproval of the Executive Long-Term Incentive Plan	☐	☐	☐

				PLEASE DO NOT FOLD OR PERFORATE THIS CARD

				IMPORTANT—PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THANK YOU.

				Send admission ticket for meeting ☐

Signature of Stockholder(s)/Plan Participant(s) _____________________________________________	Date __________________ , 2004
NOTE: If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title.

é    PLEASE FOLD AND DETACH HERE    é

Dear Stockholder/Plan Participant:

You may vote the shares held in this account in any one of the following three ways:

•	Vote by mail. Complete, sign, date and mail your proxy card (above) in the enclosed postage-paid envelope.

•	Vote by phone. Call toll-free 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week from the U.S. and Canada.

•	Vote by Internet. Access the Web site at http://www.eproxyvote.com/avy 24 hours a day, 7 days a week.

If you vote by phone or via the Internet, please have your social security number and proxy card available. The sequence of numbers appearing in the box above, just below the perforation, and your social security number are necessary to verify your vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned this proxy card.

U.S. Trust Company, N.A., as Trustee of the Avery Dennison Corporation Savings Plan and SHARE Plan, will vote shares of Company Stock that have not been allocated to the account of any participant in the same proportion to the manner in which allocated shares of Company Stock are voted by participants who timely furnish voting instructions. The card should be returned no later than April 15, 2004.

If you vote by phone or vote using the Internet,

please do not mail back your proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

CONFIDENTIAL VOTING INSTRUCTIONS	Avery Dennison Corporation 150 North Orange Grove Boulevard Pasadena, California 91103

TO:	EQUISERVE TRUST COMPANY, N. A., AS TABULATING AGENT FOR THE TRUSTEE OF THE AVERY DENNISON CORPORATION EMPLOYEE STOCK BENEFIT TRUST

VOTING INSTRUCTIONS SOLICITED BY THE TRUSTEE ON BEHALF OF THE BOARD OF DIRECTORS OF AVERY DENNISON CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS, APRIL 22, 2004.

The undersigned hereby authorizes Wachovia Bank, N.A., as Trustee, to act and vote at the 2004 Annual Meeting of Stockholders of Avery Dennison Corporation and at any adjournments thereof as indicated upon the matters referred to on the reverse side and described in the proxy statement for the meeting, and, in its discretion, upon any other matters which may properly come before the meeting.

1.	Election of Directors

Nominees: (01) Philip M. Neal, (02) Frank V. Cahouet, (03) Peter W. Mullin, and (04) Bruce E. Karatz

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on January 1, 2005

3.	Reapproval of the Senior Executive Leadership Compensation Plan

4.	Reapproval of the Executive Long-Term Incentive Plan

IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION

OF THE DIRECTOR NOMINEES, AND FOR PROPOSALS NOS. 2, 3 AND 4.

(OVER)

(continued and to be signed on other side)

é PLEASE FOLD AND DETACH HERE é

Please mark your votes as indicated in this example	☒

A vote FOR ALL nominees is recommended by the Board of Directors.			A vote FOR the proposals below is recommended by the Board of Directors

	FOR ALL	WITHHELD FROM ALL			FOR	AGAINST	ABSTAIN
1. Election of Directors (page 1)	☐	☐	2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on January 1, 2005	☐	☐	☐

FOR ALL EXCEPT the following nominee(s):			3.	Reapproval of the Senior Executive Leadership Compensation Plan	☐	☐	☐

			4.	Reapproval of the Executive Long-Term Incentive Plan	☐	☐	☐

				PLEASE DO NOT FOLD OR PERFORATE THIS CARD

				IMPORTANT—PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THANK YOU.

Signature of Optionee _________________________________________________________	Date __________________ , 2004
NOTE: If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title.

é    PLEASE FOLD AND DETACH HERE    é

Dear Avery Dennison Optionee:

Under the terms of the Avery Dennison Corporation Employee Stock Benefit Trust, you are entitled, as an employee and a holder of vested stock options from Avery Dennison, to instruct the Trustee how to vote shares held by the Trust.

You may vote the shares held in this account in any one of the following three ways:

•	Vote by mail. Complete, sign, date and mail your proxy card (above) in the enclosed postage-paid envelope.

•	Vote by phone. Call toll-free 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week from the U.S. and Canada.

•	Vote by Internet. Access the Web site at http://www.eproxyvote.com/avy1 24 hours a day, 7 days a week.

If you vote by phone or via the Internet, please have your social security number and proxy card available. The sequence of numbers appearing in the box above, just below the perforation, and your social security number are necessary to verify your vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned this proxy card. The card should be returned no later than April 15, 2004.

If you vote by phone or vote using the Internet,

please do not mail back your proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

PROXY SOLICITED BY BOARD OF DIRECTORS ANNUAL MEETING— APRIL 22, 2004 PASADENA, CALIFORNIA	Avery Dennison Corporation 150 North Orange Grove Boulevard Pasadena, California 91103

The undersigned hereby appoints Richard M. Ferry, Kent Kresa and Dean A. Scarborough, or each or any of them with power of substitution, proxies for the undersigned to act and vote at the 2004 Annual Meeting of Stockholders of Avery Dennison Corporation and at any adjournments thereof as indicated upon the matters referred to on the reverse side and described in the proxy statement for the meeting, and, in their discretion, upon any other matters which may properly come before the meeting.

1.	Election of Directors

Nominees: (01) Philip M. Neal, (02) Frank V. Cahouet, (03) Peter W. Mullin, and (04) Bruce E. Karatz

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on January 1, 2005

3.	Reapproval of the Senior Executive Leadership Compensation Plan

4.	Reapproval of the Executive Long-Term Incentive Plan

IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION

OF THE DIRECTOR NOMINEES, AND FOR PROPOSALS NOS. 2, 3 AND 4.

(OVER)

(continued and to be signed on other side)

é PLEASE FOLD AND DETACH HERE é

Please mark your votes as indicated in this example	☒

A vote FOR ALL nominees is recommended by the Board of Directors.			A vote FOR the proposals below is recommended by the Board of Directors

	FOR ALL	WITHHELD FROM ALL			FOR	AGAINST	ABSTAIN
1. Election of Directors (page 1)	☐	☐	2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on January 1, 2005	☐	☐	☐

FOR ALL EXCEPT the following nominee(s):			3.	Reapproval of the Senior Executive Leadership Compensation Plan	☐	☐	☐

			4.	Reapproval of the Executive Long-Term Incentive Plan	☐	☐	☐

				PLEASE DO NOT FOLD OR PERFORATE THIS CARD

				IMPORTANT—PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THANK YOU.

Space limitations for the Annual Meeting make it necessary to limit attendance to stockholders. “Street name” holders wishing to attend need to bring to the Annual Meeting a copy of a brokerage statement reflecting stock ownership as of February 23, 2004.

Signature of Stockholder _________________________________________________________	Date __________________ , 2004
NOTE: If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title.

é    PLEASE FOLD AND DETACH HERE    é